                                                                                                                            Exhibit 99.1

Press Release

Source: Quest Oil

Quest Oil Closes $8 Million Milestone Financing

Tuesday October 4, 6:00 am ET

HOUSTON, Oct. 4, 2005 (PRIMEZONE) -- Quest Oil Corporation (OTC BB:QOIL.OB - News) is pleased announce it has closed an $8 million private placement of Series ``B'' convertible debentures (the ``Debentures''). The Debentures, which are convertible in nature, contain a feature that provides the Company with the ability to make interest and principal payments in cash as opposed to common stock. Midtown Partners & Co., LLC acted as the Company's placement agent.

The terms of the funding include the sale of $8,000,000 of Series B Convertible Debentures that mature 24 months from the date of issuance. The Debentures pay 10% interest on an annual basis and are convertible, at the option of the holder, into Quest common stock at $0.40 per share common share (the ``Fixed Conversion Price''). Approximately, $6,000,000 from the sale of the Debentures is being released at the closing, and the balance will be released upon the effectiveness of a registration statement registering common shares underlying the Debentures.

The Debentures contain an amortization schedule such that Quest will be required to make payments on the Debentures, equal to 1/20th of the face value of the Debenture, plus accrued interest, beginning on the fifth (5th) month after the date of issuance. As mentioned above, interest and principal payments may be paid in cash or registered common stock. If Quest elects to make a payment in registered common stock, the payment amount will be made in common stock based on a price equal to 90% of the average of the closing prices for Quest's common stock for the ten (10) days before a payment is due (the ``Market Price''). If the Quest provides notice that it intends to make an interest and principal payment in cash, the Debenture holders will be forced to accept cash and surrender the redeemed portion of the respective Debenture or convert that portion of the Debenture (including interest) into common stock at the Market Price.

The Debenture holders shall be issued three (3) separate warrants. The Series A Warrant gives the holder the right to purchase, for two years, 100% of Quest common shares underlying the Debenture at $.80 per share. The Series B Warrant gives the holder the right to purchase, for two years from the effective date of a registration statement, a number of Quest common shares equal to 50% of the number of common shares underlying the debenture, at $.46 per share. The Series C Warrant has a 7-year term and has an exercise price of $.56 per share, but may only be exercised by a Debenture holder who has exercised an equal number of Series B Warrants.

Quest has the right to force the Series A warrant holders to exercise their warrants if Quest's stock price exceeds $1.60 per share. Quest has the right to force the Series B warrant holders to exercise their warrants if Quest's stock price exceeds $.56 per share. The Debenture holders also are restricted or gated in terms of the number of shares underlying the Debenture that they may convert.

The documents related to the financing, along with additional information related to this financing transaction, are available in the Company's Form 8-K which was recently filed with the United States Securities and Exchange Commission and which may be accessed by logging onto http://www.sec.gov.

Cameron King, Quest Oil's President and CEO stated, ``In May of this year, Quest entered into its first significant financing, raising approximately $750,000. Since that time, the Company has made significant progress executing our business plan, while at the same time achieving substantial common share appreciation. While there can be no guaranty about our future (operationally or in terms of our share price), our management team believes that this milestone financing will take us that much further down the road towards creating and maximizing shareholder value. With the cash from this financing, the Company can now accelerate its development programs on our Alberta natural gas properties, including Acadia North and Empress, by scheduling a ten (10) well drill program. We expect to implement this program over the next six months. In addition, the Company can now expand its current land holdings and reserves by implementing a more aggressive acquisition strategy by focusing on more advanced and larger reserve properties. We look forward to updating our shareholders about our existing and prospective projects as events unfold during this exciting time in the oil and gas business.''

ABOUT QUEST OIL CORPORATION

The Company is committed to the exploration and development of economical oil and natural gas reserves throughout North America. Quest management is focused on an acquisition program targeting high quality and low risk prospects. Initially Quest is focused on the development of North American oil and gas resources allowing highly leveraged production opportunities in Alberta and Texas, through its 100% owned subsidiaries Quest Canada Corp., Wallstin Petroleum LLC and PetroStar Oil Service, Inc.

ON BEHALF OF THE BOARD

Quest Oil Corporation. ``Cameron King'' Cameron King MBA -- President and CEO

To find out more about Quest Oil Corporation (OTC BB:QOIL.OB - News), visit our website at http://www.questoil.com.

Contact:
Quest Oil Corporation
Investor Information: Mr. Darren Hayes
Corporate Development
(866) 264-7668

Source: Quest Oil